Exhibit 4.19

English Translation

Strictly Confidential

2023 Business Cooperation Agreement

This Business Cooperation Agreement (“this Agreement”) is dated April 25, 2023 (“Effective Date”) and made between:

(1)

JD.com, Inc., a company duly incorporated under the laws of Cayman Islands with registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (collectively referred to as “JD” together with its subordinate affiliates); and

(2)

Dada Nexus Limited, a company duly incorporated under the laws of Cayman Islands with registered address at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 32311, Grand Cayman KY1-1209, the Cayman Islands (collectively referred to as “Dada” together with its subordinate affiliates).

In this Agreement, the Parties are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(1)	JD is one of the renowned Internet e-commerce companies in China;

(2)	Dada is a leading local on-demand delivery and retail platform in China;

(3)	On April 25, 2016, the Parties executed a Business Cooperation Agreement, under which certain cooperation related to user traffic has expired on April 25, 2023;

(3)

On April 26, 2023, Dada and JD Sunflower Investment Limited, an affiliate of JD, have executed the Share Subscription Agreement (such agreement as amended from time to time is referred to as “Share Subscription Agreement”). As provided in the Share Subscription Agreement, JD will subscribe for a certain amount of common shares of Dada. As consideration for the subscription of shares, JD shall execute this Agreement with Dada;

(4)

The Parties (including their respective affiliates) intend to continue relevant business cooperation according to the terms and conditions herein to integrate business resources and fully exert the advantage of each Party.

Now, THEREFORE, upon consultation, the Parties agree as follows:

1.	Definitions

In this Agreement, the following terms have the following meanings:

“Affiliate” with respect to any company (or other entity), means any entity that is controlled by, controls or is under common control with such company (or other entity).  “Control” means holding over 50% equity or voting right in a company (or other entity) or has the ability to actually decide or control the operations of such company (or other entity) through agreement, dispatching directors or otherwise. With respect to either Party hereto, its subordinate affiliate means its affiliate controlled by it. For the purpose of this Agreement, either Party shall not be deemed as the Affiliate of the other Party.

“Confidential Information” mean (a) any non-public materials in relation to organization, business, technology, investment, finance, commerce, transaction or affairs of either Party, whether in writing, oral or any other forms, (b) the existence or contents hereof, the terms of any other agreement entered into according to this Agreement, (c) any materials prepared by one Party and marked as confidential information or containing confidential information and (d) any oral or written information exchanged between the Parties with respect to this Agreement.

“Force Majeure” means any event that occurs after the date hereof and prevents either Party from performing all or part of this Agreement and is uncontrollable, insurmountable, unavoidable and cannot be solved by the Parties hereto and is unforeseeable at the time of execution hereof, which includes but are not limited to earthquake, typhoon, flood, outbreak of pandemic, epidemic or plague, war, international or domestic transportation interruption, breakdown of electricity, Internet, computer, telecommunication or other system, strike (including internal strike or riot), labour dispute, government action, orders of international or domestic courts. For the avoidance of doubt, such event may only constitute Force Majeure to the extent it is insurmountable, unavoidable, uncontrollable and cannot be solved by the Parties hereto and does not necessarily constitute a Force Majeure.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement only, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“JD Mall” means the open platform of JD and the mall platform directly operated by JD on JD.COM, including their respective mobile app.

“JD Mall APP (Standard Mode)” means the standard mode of the mobile app of JD Mall (for the avoidance of doubt, excluding the simplified mode or the senior mode).

“JD Daojia” means (1) the local O2O e-commerce service platform based on Daojia APP and (2) the local crowd-sourcing logistics service platform based on crowd-sourcing APP.

2.	Territory for business cooperation

Unless otherwise expressly provided herein, territory for the cooperation and/or restrictions hereunder are PRC only.

3.	Main contents of business cooperation

3.1	User traffic cooperation: JD undertakes:

3.1.1

without any effect upon the normal operation and management of JD, Dada shall obtain the following online traffic and resource support from JD, including (only in respect to the cities which then have access to the services of JD Daojia),

3.1.1.1Homepage icon under standard mode (JD Mall APP (Standard Mode) first-level entrance), display on the user mobile terminal;

If the above-mentioned online traffic and resource support cannot be provided due to the JD Mall APP (Standard Mode)’s update, the Parties should negotiate in good faith and agree on alternatives solutions in respect of user traffic cooperation and resource support.

4.	Duration of cooperation and termination

4.1

This Agreement is effective after being signed by authorized representatives of both Parties and will terminate automatically when the term of cooperation specified in Article 4.2 has expired. After the expiry of the term of cooperation of this Agreement, it can be extended through mutual agreement between both Parties.

4.2	The term of cooperation under this Agreement shall be three (3) years, commencing from April 26, 2023.

4.3	If both Parties agree to terminate this Agreement after consultation, this Agreement may be terminated before the expiration of the term of cooperation.

4.4

If this Agreement expires or is terminated in accordance with Article 4.3, the two Parties will no longer perform the provisions of this Agreement, while Articles 4.4, 8, 12 and 13 of this Agreement shall survive such expiration or termination.

5.	Other Covenants

5.1	The Parties shall procure their respective Affiliates to perform their obligations under this Agreement.

6.	Intellectual Property

6.1

Any materials, information and the intellectual property attached thereto that are provided by either Party to the other Party for the purpose of this Agreement shall not change the ownership of rights due to the cooperation hereunder, unless the relevant Parties have entered into an explicit agreement of intellectual property assignment.

6.2

Unless otherwise expressly provided herein or the relevant Parties have otherwise entered into explicit intellectual property authorization or licensing agreements, without prior written consent of the right holders, neither Party shall arbitrarily use or reproduce the patents, trademarks, names, marks, commercial information, technology and other data, domain names, copyrights or other forms of intellectual property of the other Party or apply for registration of the intellectual property similar to the aforementioned intellectual property.

6.3	The ownership of any new intellectual property generated from the business cooperation between the Parties hereunder shall be otherwise agreed upon by the Parties.

6.4

Each Party shall indemnify the other Party for its losses arising from the infringement of the other Party’s intellectual property or other legitimate rights or the infringement of any third party’s intellectual property or other legitimate rights due to the products, services, or materials provided by the Party itself during the cooperation hereunder.

7.	Force majeure

Where the performance of the obligations hereof is delayed due to Force Majeure, neither Party shall be deemed to be in breach of this Agreement, and neither Party shall be liable for damages caused thereby, provided that such Party shall endeavor to eliminate the cause for such delay and use its best efforts (including but not limited to seeking and using alternative means or methods) to eliminate the damages caused by Force Majeure, and shall notify the other Party of the facts of Force Majeure and possible damages within fifteen (15) Working Days after the day when the Force Majeure is eliminated (excluding such day). During the period of delayed performance, the Party encountering force majeure shall implement reasonable alternatives or adopt other commercially reasonable means to facilitate performance of its obligations hereunder until the delay is eliminated.

8.	Confidentiality

8.1

The Parties acknowledge and confirm that each Party shall maintain confidentiality of all Confidential Information, and without obtaining the written consent of the other Party, it shall not disclose any relevant Confidential Information to any third party, except in the following circumstances: (1) such information has been already known to the public (other than through the receiving Party’s or its Affiliates’ or personnel’s unauthorized disclosure); (2) such information is required to be disclosed by applicable laws, competent governmental authorities, competent stock exchanges, or relevant stock exchange rules or regulations (provided, however, that, to the extent permitted by applicable laws, the disclosing Party shall give a prior notice to the other Party and the Parties shall consult with each other to agree on the scope and content of the disclosure); or (3) such information is required to be disclosed by any Party to its legal or financial advisors in connection with the cooperation contemplated hereby, provided that such legal or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article.

8.2

Each Party undertakes to use the aforementioned Confidential Information provided by the other Party only in connection with the relevant matters contemplated hereunder and shall destroy or return such Confidential Information upon the termination of this Agreement at the request of the other Party. Any breach of this Article 8 by any of the Parties’ Affiliates, or any employees or agencies of the Party or any of its Affiliates, shall be deemed as a default of this Agreement by such Party and such Party shall be liable for such default in accordance with this Agreement. This Article shall survive invalidity, termination or expiration of this Agreement for any reason.

9.	Taxes

Taxes arising from the execution and performance of this Agreement shall be borne by the Parties respectively in accordance with applicable laws.

10.	Representations and Warranties

10.1	Each Party represents and warrants to the other Party that:

10.1.1	It is a company duly incorporated and validly existing;

10.1.2	It has the authority to enter into this Agreement and its authorized representative has been fully authorized to sign this Agreement on its behalf;

10.1.3

Its execution, delivery and performance of this Agreement do not require filings with or notification to any government agency, or acquisition of the license, permit, consent or other approvals from, any government agency or any other person; and

10.1.4	It has the ability to perform its obligations hereunder and such performance of its obligations does not violate its articles of association and other constitutional documents.

10.2

If any legal documents executed by any Party prior to the execution of this Agreement conflict with any provisions of this Agreement, such Party shall, adhering to the principles of goodwill, credibility and amity, immediately notify the other Party in writing. Such conflict shall be resolved through consultations between the Parties. If any loss is caused to the other Party due to the conflict between the aforementioned legal documents and this Agreement, such Party shall be responsible for breach of contract to the other Party.

10.3

If any Party discovers during its performance of its obligations hereunder that it needs to obtain any permit, consent or approval from any third party, such Party shall notify the other Party in writing within thirty days from the date on which such Party discovers such matter and shall use its best efforts to obtain such permit, consent or approval from such third party; if such permit, consent or approval cannot be obtained within a reasonable period, the relevant Party is required to provide a solution in respect of such matter acceptable to the other Party.

11.	Notices and delivery

11.1

All notices and other communications required or permitted to be given pursuant hereto shall be delivered by personal delivery or sent by registered mail, postage prepaid, by a commercial express service or by facsimile transmission to the address of such Party set forth below. Each notification should also be served by email. The dates on which such notices shall be deemed to have been effectively given shall be determined as follows:

11.1.1	Notices given by personal delivery, by express service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

11.1.2	Notices given by facsimile shall be deemed effectively given on the date of the successful transmission (as evidenced by an automatically generated confirmation of transmission).

11.2	For the purpose of notices, the addresses of the Parties are as follows:

To JD:

Address:	21F, Building A, No. 18 Kechuang 11 Street,
Yizhuang Economic and Technological Development Zone,
Daxing District, Beijing

Attention:	Investment and Acquisition Team in
Legal Department of JD Group

Email:	legalnotice@jd.com

Postcode:	101111

With a copy (which shall not constitute notice) to the following address:

Address:	18F, Building A, No. 18 Kechuang 11 Street,
Yizhuang Economic and Technological Development Zone,
Daxing District, Beijing

Attention:	Qingchao LIU

Email:	liuqingchao9@jd.com

Postcode:	101111

To DADA:

Address:	22F, Oriental Fisherman’s Wharf, No.1088 Yangshupu Road,
Yangpu District, Shanghai

Attention:	Legal Department of DADA Group

Email:	org.dadalegall@jd.com

Telephone:	[***]

11.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the Article 11 hereof.

12.	Liability for Breach of Contract

12.1	If a Party causes any losses to the other Party due to its breach of this Agreement, such Party shall be liable for breach of contract in accordance with relevant provisions of applicable laws.

12.2

The Parties understand and agree that they are entering into this Agreement on behalf of themselves and their subordinate Affiliates, and are obliged to cause and procure their subordinate Affiliates to comply with and perform this Agreement.

13.	Governing Law and Resolution of Disputes

13.1

The execution, validity, interpretation, performance, amendment and termination of this Agreement and dispute resolution shall be governed by the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

13.2

In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through amicable negotiations. In the event that the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for the resolution of the dispute through negotiation, either Party may submit the relevant dispute to the Hong Kong International Arbitration Centre (HKIAC) for arbitration in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted.

13.3

The seat of arbitration shall be Hong Kong. There shall be one (1) arbitrator and such arbitrator shall be elected by the Secretary-General of HKIAC. The arbitrator shall be qualified to practice law in Hong Kong. The place of arbitration shall be in Hong Kong. The arbitral award is final and binding upon both Parties.

13.4	Any Party to the dispute shall be entitled to seek preliminary injunctive relief or other equitable reliefs from any court of competent jurisdiction during the formation of the arbitral tribunal.

13.5

Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations hereunder.

14.	Additional Covenants

14.1

Any amendment and supplement to this Agreement shall be made in writing. The amendments and supplementary agreements that have been duly executed by the Parties and that relate to this Agreement shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

14.2

Without prior written consent from the other Parties, neither Party shall assign this Agreement and the rights and obligations hereunder to any third party, provided, however, that an appropriate subordinate Affiliate of a Party may be designated to implement such cooperative matters in accordance with specific needs.

14.3

During the effective term of this Agreement, neither Party shall make negative comments of the other Party on any public occasion, the content of which includes but is not limited to corporate image, company brand, design, development, and application of products, and operation strategy and all other information relevant to the company and the products.

14.4

Upon the effectiveness of this Agreement, this Agreement shall constitute the entire agreement and consensus reached between the Parties hereto with respect to the content hereof and supersede all other agreements and consensus reached between the Parties with respect to the subject matter hereof, both in written and oral forms, prior to the date of this Agreement.

14.5

If any provision hereof is held invalid, illegal or unenforceable, the validity, legality and enforceability of the other parts and provisions hereof shall not be affected. The Parties shall address such invalid, illegal or unenforceable provisions through amicable negotiations based on the principle of realizing the original commercial intent to the extent possible.

14.6	This Agreement shall be made in four (4) originals with each Party holding two (2) originals. Each original shall have the same legal effect.

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IN WITNESS WHEREOF, each Party have caused this Agreement to be executed by its duly authorized representative as of the date set forth in the first page.

JD.com, Inc.

By:	/s/ Richard Qiangdong Liu
Name:	Richard Qiangdong Liu
Title:	Chairman of the Board of Directors

Dada Nexus Limited

By:	/s/ Jeff Huijian He
Name:	Jeff Huijian He
Title:	Director and President

[Signature Page to Business Cooperation Agreement]